Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  (Form S-8 No. 333-143786) pertaining to the Amended and Restated 2006 Equity Incentive Plan of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2011 (except Note 1, as to which the date is December 21, 2012), with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2010 and the period from August 13, 1996 to December 31, 2010, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/S/ ERNST & YOUNG LLP

London, England
April 1, 2013